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                                                                  Exhibit 10.9

                                 LOAN AGREEMENT



between



ORLA SIEBZEHNTE VERMOGENSVERWALTUNG GmbH (GERMANY)

AS BORROWER



and



SONERA CORPORATION (FINLAND)

AS LENDER






dated SEPTEMBER 30, 2000


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                                 LOAN AGREEMENT

between

ORLA Siebzehnte Vermogensverwaltung GmbH, a German Gesellschaft mit beschrankter Haftung, with a share capital EURO 25.000,-- , having its registered office at c/o Oppenhoff & Radler Wirtschaftsprufungsgesellschaft mbH, Mainzer LandstraSSe 16, 60325 Frankfurt am Main,

                                       hereinafter referred to as the "Borrower"

AND

Sonera Corporation, a company incorporated under the law of Finland, having its registered office at Teollisuuskatu 15, 00510 Helsinki, Finland,

                                         hereinafter referred to as the "Lender"

                              hereinafter together referred to as the "Parties";

WHEREAS the Parties have entered into an oral loan agreement as of August 28, 2000 ("Oral Loan Agreement") according to which the Lender provided to the Borrower a term credit facility of EURO 1,812,888,543.48 (one billion eight hundred and twelve million eight hundred and eighty eight thousand and five hundred and forty three EURO and forty eight cents) by way of a single advance on September 1, 2000,

WHEREAS the Borrower has also entered into an oral loan agreement as of August 28, 2000 with Sonera 3G Holding B.V. incorporated under the law of the Netherlands, having its registered seat at Rivium Quadrant 58, 2909 LC Capelle aan den Ijssel, according to which Sonera 3G Holding B.V. provided to the Borrower a term credit facility of EURO 906,444,271.74 (nine hundred and six million four hundred and fortyfour thousand two hundred and seventy one EURO and seventy four cents) by way of a single advance on September 1, 2000, such oral agreement is confirmed in writing on the date hereof (the "3G Holding Loan"). This Facility and the 3G Holding Loan are hereinafter together referred to as the "Sonera Facilities".

WHEREAS the Borrower has also entered into an oral loan agreement as of August 28, 2000 with Telefonica International S.A. according to which the Telefonica InterContinental S.A. provided to the Borrower a term credit facility of EURO 3,634,248,528.758 (three billion, six hundred and thirty four million, two hundred and forty eight thousand and five hundred and


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twenty eight EURO and sevend hundred and fifty eight cents) by way of a single advance on September 1, 2000, such oral agreement is confirmed in writing on the date hereof (the "TICSA Bridging Loan").





NOW, THEREFORE, the Parties confirm in writing the agreed terms and conditions of the Oral Loan Agreement as follows:

1.    THE FACILITY

1.1 The Lender grants to the Borrower a term credit facility of EURO 1,812,888,543.48 (one billion eight hundred and twelve million eight hundred and eighty eight thousand and five hundred and forty three EURO and forty eight cents) available by way of a single advance ("Facility").

1.2 The advance was paid by the Lender to the Borrower on 1 SEPTEMBER, 2000 by way of wire transfer to the account of the Regulatory Authority for Telecommunications and Posts ("RegTP") specified by the Borrower. The Borrower shall apply the advance granted pursuant to Para.1.1 for the following purpose exclusively: The Borrower shall provide the entire advance to its 100% subsidiary "Marabu" Vermogensverwaltung GmbH, registered under HRB 73714 at the commercial Register of the local court of Charlottenburg and having its registered seat in Berlin, ("Marabu") as a term credit facility. The Borrower shall instruct Marabu, which has been awarded a UMTS/IMT-2000 License for Germany ("License") by "RegTP, to apply the advance for the payment of the fee required by RegTP for the award of the License ("License Fee") in due time. In accordance with the foregoing obligations, the Borrower and Marabu requested the Lender to provide the advance by paying the License Fee directly to RegTP on behalf of Marabu.

1.3 The Borrower shall repay the advance to the Lender in Euro on the date of 31 DECEMBER 2000. Not later than four (4) Berlin business days before the 31 December 2000, the Lender shall send the Borrower a notice specifying the details of the bank and account to which the Lender wishes the advance to be repaid.

1.4 The Borrower may not repay the advance by setting it off against sums due by the Lender to the Borrower, except in case that the Lender gave its express consent. In the


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      latter case payment shall be the date on which receipt of the set-off notice has been acknowledged by the Lender.

2.    INTEREST

2.1 The rate of interest applicable shall be EURIBOR + 1,5 per cent per annum. The interest period for this loan is 4 months starting on September 1, 2000.

5.5 The Borrower shall pay the total unpaid interest accrued on the advance or overdue sums to which it relates at the rate applicable on 31 December, 2000.

5.6 EURIBOR means the rate determined by the Lender for the interest period to be the rate for Euro deposits for a period equal to the interest period which appears on Reuters Page EURIBOR=, as of 11:00 a.m. London time, on the day which is two London Banking days before the beginning of the relevant interest period.

5.7 The interest rate will be rounded to the nearest five decimals. All amounts used in or resulting from such calculations will be rounded upwards to the nearest two decimals.

5.8 The Borrower shall also pay to the Lender an arrangement fee of 1,25 per cent flat on the Facility amount, and it shall be due and payable on 1 November 2000.


3.    DEFAULT INTEREST

      If the Borrower does not pay any sum payable under this Agreement when due, the Borrower shall pay interest amounting to 10% p.a. on that overdue sum for the period beginning on its due date, and ending on the date of its actual receipt by the Lender.

4.    CALCULATIONS AND PAYMENTS

4.1 All interest, whether normal interest under Clause 2 or default interest under Clause 3, shall accrue from day to day and shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.

4.2 On each day on which any sum is due from the Borrower, it shall make that sum available to the Lender by payment before close of business in Berlin on that date in EURO and in readily available funds, credited by the Borrower to the account number to be notified by the Lender to the Borrower not later than four (4) Berlin business days


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      before the respective payment is due, opened in the Lender's name on its books or to any other account with respect to which the Lender has notified the Borrower of the references.

4.3 If a new shareholder joins the Borrower by way of acquiring shares from the Lender's subsidiary Sonera 3G Holding B.V. and/or the Borrower's other shareholder Telefonica International S.A., and provided further that the new shareholder provides funding to the Borrower by way of a shareholder's loan or equity other than share capital, the Borrower shall apply such funds to repay the Sonera Facilities and the TICSA Bridging Loan on a pro rata basis.

4.4 If the Lender wishes to replace the Facility by a third party long-term loan facility ("Third Party Loan") and, therefore, terminates this Loan Agreement pursuant Para. 5.4, the Borrower shall apply the amount received under the Third Party Loan to repay the Sonera Facilities and the TICSA Bridging Loan on a pro rata basis.

5.    EVENTS OF DEFAULT

      The Lender shall have the right, upon notice to the Borrower, to terminate the Agreement and to declare the advance, or unpaid accrued interest, and any other sum then payable under this Agreement to be immediately due and payable, whereupon they shall become so due and payable, if, at any time and for any reason (and whether within or beyond the control of any party to this Agreement), any of the following events ("Events of Default") occurs:

      5.1 the Borrower does not pay in the manner provided in this Agreement any sum payable when due;


      5.2 the Borrower and/or Marabu ceases to pay its debts generally as and when they fall due or a judgement is issued for the judicial liquidation of the Borrower or for transfer of the whole of its business or, in the absence of legal proceedings, the Borrower and/or Marabu makes a conveyance, assignment or other arrangement for the benefit of its creditors, or a resolution is passed by the Borrower and/or Marabu for its winding up or dissolution;

      5.3 the Lender's subsidiary Sonera 3G Holding B.V., ceases to be a shareholder of the Borrower, except if all shares which Sonera 3G Holding B.V. holds in the Borrower are acquired by an entity which is affiliated with the Lender within the meaning of Sec.15 German Stock Corporation Act ("AKTIENGESETZ") (whereby a 50% participation qualifies as being majority owned);


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      5.4  the Lender wishes to replace this Loan Agreement by a Third Party
           Loan long-term to the Borrower, provided that in such event the advance, or unpaid accrued interest, and any other sum then payable under this Agreement, are due and payable 15 Berlin business days after notification to the Borrower of the termination of the Agreement;

5.5 Marabu breaches its obligations under the License and such breach is not remedied within the applicable grace period and which in the reasonable opinion of the Lender means that the License is at significant risk of being terminated.

6.    NEGATIVE PLEDGE

6.1 The Borrower hereby warrants and guarantees that its shares in Marabu are completely unencumbered and have, in particular, not been pledged to a third party.

6.2 The Borrower hereby undertakes and guarantees that it will not pledge any of its shares in Marabu to any third party for so long as any amount shall remain outstanding under the Facility, including any interests and default interests as defined in Para.2 and 3.

7.    COVENANTS

      For so long as any amount shall remain outstanding under the Facility, the Borrower shall

7.1 bear all withholdings, taxes and registration fees payable by it under German law in connection with this Agreement for its own accounts;

7.2 perform its duties and obligations under this Agreement and exercise its rights under this Agreement;

7.3 apply the advance under this Agreement only for the purposes stipulated in Sec. 1.2 of this Agreement;

7.4 carry out all of its business activities, in all material respects, with due diligence and efficiency and in accordance with sound administrative, engineering, environmental, financial and acceptable business standards and practices;

7.5   maintain proper books in accordance with German accounting standards;


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7.6   comply with all laws, regulations, agreements, licenses and concessions which are, in each case, material to the carrying of its business

7.7 instruct its 100% subsidiary Marabu to comply with all laws, regulations, agreements, licenses and concessions which are, in each case, material to the carrying the business of Marabu;

7.8 promptly notify the Lender of the occurrence of any Event of Default as defined in Para. 5.

8.    MISCELLANEOUS

8.1 The Lender may, at any time, transfer this Agreements, including all rights and obligations of the Parties stipulated herein, to an entity affiliated with the Lender within the meaning of Sec.15 Stock Corporation Act (AKTIENGESETZ), (whereby a 50% participation qualifies as being majority owned). Such transfer of the Agreement shall have discharging effect with respect to all obligations of the Lender hereunder.

8.2 The obligations of the Borrower arising from this Loan Agreement constitute direct, unconditional, unsecured and unsubordinated obligations of the Borrower and rank pari passu, without any preference, among themselves and pari passu with any other of the Borrower's unsecured and unsubordinated liabilities owing and accruing.

8.3 The Borrower shall pay, on demand, all costs, expenses as well as any stamp, documentary, registration or similar tax incurred by the Lender or payable in connection with this Agreement, and shall indemnify the Lender against any liability with respect to such obligations.

8.4 No failure by any of the parties hereto to exercise, nor any delay by the Lender in exercising any right whatsoever hereunder shall operate as a waiver of the right in question. Similarly, no partial exercise of a right shall prevent any further exercise of rights which have not yet been fully exercised. The rights referred to in this Clause are in addition to any rights provided by law.

8.5 Any communication between the Borrower and the Lender shall be made by fax, registered mail with return receipt, or personally delivered to the following addresses:

      If to the Borrower:

      Mr. Luis Lopez-van Dam de Lorenzo


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      Managing Director of ORLA Siebzehnte Vermogensverwaltung GmbH

      Fax: 0034 91 584 0619

      Address: Gran Via 30, 28013 Madrid, Spain

      If to the Lender:

      Sonera Corporation

      P.O.Box 106, FIN-00051 SONERA, Finland

      Fax: +358 2040 64661

      Attn: Corporate Finance

      Notice shall be deemed to have been given:

      -   If by fax: on the date of dispatch to the number indicated above.

      - If by registered mail with return receipt: on the date appearing on the acknowledgement of receipt.

      - If by personal delivery: on the date appearing on the receipt signed by the addressee's employee or agent.

      Any notice shall be deemed valid if made to a party at the address or fax number set out above unless such party has notified the other of any other address or fax number to which communications are to be in accordance with the provision of this clause.

9.    GOVERNING LAW AND JURISDICTION

9.1 This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

9.2 Any dispute which may arise in connection with the construction, performance or enforcement of this Agreement shall be submitted in the first instance exclusively to the district Court of Berlin.


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9.3   If any provision of this Agreement shall be invalid or unenforceable, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without affecting the remaining parts of such provision or the remaining provisions hereunder. The void provision shall be substituted by a valid provision, the nature and economic consideration of which comes as close as possible to the void provision.

Executed in Madrid on SEPTEMBER 30, 2000 in two original copies




---------------------------------------

ORLA Siebzehnte Vermogensverwaltung GmbH

Mr. Luis Lopez-van Dam de Lorenzo

Managing Director

--------------------------------------


Sonera Corporation

Pekka Reijonen             Sirkka Marjakangas

Treasurer                  Manager, Back Office